EXHIBIT-99.32

ITEM 19(b)

To my knowledge, this periodic report containing the financial statements fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

(Registrant):	Barings Corporate Investors

By:	/s/ Christina Emery
Christina Emery, President

By:	/s/ Christopher Hanscom
Christopher Hanscom, Chief Financial Officer

Date:	March 11, 2025